October 6, 1995


Mr. Steve Simon
CEO
AutoLend Group Inc.
420 Jefferson Avenue
Miami Beach, FL  33139

Dear Steve:

As per our conversation, this letter will confirm our proposed revisions to Paragraph 7.1 ("Commissions") of the Asset Purchase
Agreement of July 29, 1994 ("the Agreement").

In consideration of our agreement to prepay AutoLend its commission within 15 days of our purchase of all "New Policies"
(rather than upon our receipt of the net death benefit from the maturity of said policies as per the Agreement), AutoLend will agree as follows;

     (1) the commission due and payable to AutoLend will be revised to equal 0.875% of the net death benefit of each Policy which is purchased by National Capital Benefits Corp. ("NCBC") during the period January 1, 1996-July 29, 1998 (the "New Policies").

     (2) with regard to any policy which was purchased by NCBC between July 19, 1994 (the Closing Date of the Agreement) and December 31, 1995 and still in force as of the latter date, (the "Existing Portfolio") NCBC will pay AutoLend on a monthly basis a revised commission equal to 0.875% of the policy net death benefit for all policies which mature within the month. Payment will be made by the 15th of each succeeding month. This payment schedule replaces the quarterly-in-arrears schedule set forth in the Agreement. For your information the aggregate net death benefit of the Existing Portfolio is approximately $13 million.

If the foregoing revisions are acceptable, please so indicate in the space provided below.

Very truly yours,


/s/ Kenneth Klein
Kenneth Klein
President
KK:sk
AGREED AND ACCEPTED;
AUTOLEND, INC.




                 Steve Simon, CEO